Exhibit 23.6

CONSENT OF TERRACON GEOTECHNIQUE LTD.

We consent to the use of our name, or any quotation from, or summarization of the technical report summary entitled “S-K 1300 Initial Assessment Report – Roughrider Uranium Project, Saskatchewan, Canada” dated November 5, 2024, that we prepared, which were included in and filed as an exhibit to Uranium Energy Corp.’s (the “Company”) Annual Report on Form 10-K for the period ended July 31, 2025, and to the incorporation by reference of the foregoing in the Company’s Registration Statement on Form S-8 dated February 6, 2026, and any amendments or supplement thereto.

TERRACON GEOTECHNIQUE LTD.

/s/ J. Roland Tosney
J. Roland Tosney, P.Eng.
Principal Mining Geotechnical Engineer

Date: February 6, 2026.